INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Trio Merger Corp. (a company in the development stage) (the “Company”) on Form S-1 of our report dated March 14, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Trio Merger Corp. (a company in the development stage) as of March 2, 2011, and for the period from February 2, 2011, (inception) through March 2, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY
March 14, 2011